Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE October 28, 2010	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Third Quarter 2010 Financial Results

HOUSTON, TX – (October 28, 2010) Cal Dive International, Inc. (NYSE:DVR) reported third quarter 2010 net income of $19.1 million, or $0.21 per diluted share, excluding $302.5 million ($3.32 per diluted share) in non-cash impairment charges related to goodwill and four idle construction barges.  Including the impairment charges, the Company reported a third quarter net loss of $283.4 million, or $3.11 per diluted share.  This compares to net income of $32.9 million, or $0.35 per diluted share for the same period of 2009.  During the third quarter of 2009, the Company performed several large construction projects that did not reoccur in 2010 involving an LNG project located offshore Boston and two pipelay projects in China and Mexico.  In the third quarter of 2010, work relating to cleanup efforts for the oil spill as a result of the Macondo well blowout partially offset this decline in construction activity.  In addition, the Company experienced unexpected mechanical downtime for one of its dynamically positioned saturation diving vessels during the third quarter of 2010 as well as lower day rates across the diving fleet that were partially offset by a slight increase in utilization for those vessels.

The Company’s interim valuation of its goodwill and long-lived assets and resulting impairment charges were prompted by the further decline in the Company’s market capitalization relative to its equity book value in the third quarter reflecting the uncertainty in market conditions.  The pre-tax impairment charges included $292.5 million related to all of the Company’s goodwill and $23.2 million related to four idle construction barges.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “Notwithstanding the impairment charges, the third quarter was our busiest quarter of the year as expected.  With the typically good seasonal weather in the US Gulf of Mexico, most of our assets were heavily utilized during the quarter.  Our men and women offshore worked extremely hard to ensure solid project execution.  As everyone knows there is a lot of uncertainty in our industry right now as the result of the Macondo well blowout.  While we remain confident in the long-term demand for our services, in the short-term we, like others in our industry, must wait for the regulatory uncertainty to end and the market conditions for our customers to improve.  In the meantime we are going to focus on the things we can control such as safety, cost structure and project execution.”

Financial Highlights

•

Backlog:  Contracted backlog was $233.4 million as of September 30, 2010 compared to a backlog of $302 million at June 30, 2010 and $213 million at September 30, 2009.

•

Revenues:  Third quarter 2010 revenues decreased by $20.8 million, or 10%, to $193.8 million as compared to the third quarter of 2009.  The decrease is primarily due to fewer large construction projects and lower day rates partially offset by a slight increase in utilization days for the diving fleet.

•

Gross Profit: Third quarter 2010 gross profit decreased by $23.4 million to $46.7 million as compared to the third quarter of 2009.  The decrease is due to the same reasons as the revenue decrease discussed above.

•

SG&A: Third quarter 2010 SG&A decreased by $2.5 million to $15.1 million as compared to the third quarter of 2009 primarily due to lower incentive cash compensation and various cost reduction measures implemented by the Company in response to the current downturn in business activity.  SG&A as a percentage of revenue during the third quarter of 2010 was 7.8% compared to 8.2% for the third quarter of 2009.

•

Net Interest Expense: Third quarter 2010 net interest expense decreased by $0.7 million to $2.5 million as compared to the third quarter of 2009, primarily due to lower outstanding borrowings.

•

Income Tax Expense: Excluding impairment charges, the effective tax rate for the third quarter of 2010 was 33.7% compared to the effective tax rate of 33.2% for the third quarter of 2009.  Including impairment charges, the Company’s effective tax rate for the third quarter of 2010 was 1.2%.

•

Balance Sheet:  Total debt was $185.2 million and cash and cash equivalents were $13.0 million for a net debt position of $172.2 million as of September 30, 2010, compared to a net debt position of $197.8 million at June 30, 2010 and $230.4 million at September 30, 2009.  The debt is comprised of $180.2 million outstanding under the term loan and $5.0 million outstanding under the revolving credit facility.  The total amount of debt of $185.2 million at September 30, 2010 decreased from June 2010 due to a quarterly repayment of $14.8 million on the term loan, and borrowings of only $5.0 million under the revolving credit facility from $20.0 million under the facility at June 30, 2010.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on October 29, 2010.  The teleconference dial-in numbers are: (866) 783-2143 (domestic), (857) 350-1602 (international), passcode 81124442.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30th,		Nine Months Ended September 30th,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues	$193,793	$214,597	$375,428	$681,966
Cost of sales	147,072	144,466	336,659	502,269
Gross profit (loss)	46,721	70,131	38,769	179,697
Goodwill impairment	292,469	—	292,469	—
Fixed asset impairment	23,151	—	23,151	—
Selling and administrative expenses	15,121	17,629	45,260	53,724
Gain on sale of assets	6	—	1,313	400
Provision for doubtful accounts	—	202	(167)	6,477
Income (loss) from operations	(284,014)	52,300	(320,631)	119,896
Interest expense, net	2,544	3,234	6,835	10,598
Other income (expense), net	(192)	191	(124)	(794)
Income (loss) before income taxes	(286,750)	49,257	(327,590)	108,504
Income tax expense (benefit)	(3,378)	16,349	(14,123)	34,717
Net income (loss)	$(283,372)	$32,908	$(313,467)	$73,787

Earnings (loss) per common share:
Basic earnings (loss) per share	$(3.11)	$0.35	$(3.44)	$0.78
Fully-diluted earnings (loss) per share	$(3.11)	$0.35	$(3.44)	$0.77

Weighted average shares outstanding:
Basic	91,065	90,287	91,042	92,391
Fully-diluted	91,065	90,913	91,042	92,707

Other financial data:
Depreciation and amortization	17,128	19,403	51,953	57,844
Non-Cash Stock Compensation Expense	1,788	1,859	5,366	5,329
EBITDA	50,330	73,753	52,184	182,275

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	September 30, 2010	December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$12,987	$52,413
Accounts receivable -
Trade, net of allowance for uncollectable accounts	99,534	119,499
Contracts in progress	32,985	24,511
Income tax receivable	12,835	2,173
Deferred income taxes	2,190	3,183
Other current assets	22,734	22,929
Total current assets	183,265	224,708

Property and equipment	799,786	797,387
Less - Accumulated depreciation	(225,021)	(188,154)
Net property and equipment	574,765	609,233

Other assets:
Goodwill	—	292,469
Deferred drydock costs	15,858	16,976
Other assets, net	10,329	12,593
Total assets	$784,217	$1,155,979

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$62,907	$49,680
Advanced billings on contracts	1,554	3,512
Current maturities of long-term debt	59,328	80,000
Accrued liabilities	29,785	39,668
Income tax payable	—	6,025
Total current liabilities	153,574	178,885

Long-term debt	125,840	155,000
Deferred income taxes	112,517	121,973
Other long term liabilities	3,547	5,323
Total liabilities	395,478	461,181

Stockholders' equity	388,739	694,798
Total liabilities and stockholders' equity	$784,217	$1,155,979

Calculation of Earnings (Loss) Per Share

(in thousands, except per share amounts)

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock.  The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents.  The components of basic and diluted EPS for common shares for the three and nine months ended September 30, 2010 and 2009 were as follows :

	Three Months Ended September 30th,		Nine Months Ended September 30th,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Numerator:
Net income (loss)	$(283,372)	$32,908	$(313,467)	$73,787
Less: Net income (loss) allocated to unvested restricted stock restricted stock	—	941	—	2,089
Net income (loss) attributable to common shares	$(283,372)	$31,967	$(313,467)	$71,698

Denominator:
Basic weighted average shares outstanding	91,065	90,287	91,042	92,391
Dilutive share-based employee compensation plan (1)	—	626	—	316
Diluted weighted average shares outstanding	91,065	90,913	91,042	92,707

Earnings (Loss) per share:
Total basic	$(3.11)	$0.35	$(3.44)	$0.78
Total diluted	$(3.11)	$0.35	$(3.44)	$0.77

(1)  No losses were allocated to unvested restricted shares outstanding in the computation of diluted earnings per share, because to do so would be anti-dilutive.

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended September 30, 2010 and 2009 (in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended September 30th,		Nine Months Ended September 30th,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
EBITDA	$50,330	$73,753	$52,184	$182,275
Less: Depreciation & Amortization	17,128	19,403	51,953	57,844
Less: Non-Cash Stock Compensation Expense	1,788	1,859	5,366	5,329
Less: Net Interest Expense	2,544	3,234	6,835	10,598
Less: Income Tax Expense (Benefit)	(3,378)	16,349	(14,123)	34,717
Less: Non-Cash Goodwill Impairment Charge	292,469	—	292,469	—
Less: Non-Cash Fixed Assets Impairment Charge	23,151	—	23,151	—
Net Income (Loss)	$(283,372)	$32,908	$(313,467)	$73,787

	As of 9/30/10
Total Debt	$$185,168
Less: Cash	(12,987)
Net Debt	$$172,181